Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NETEZZA CORPORATION,
NETEZZA HOLDING CORP.
AND
TIZOR SYSTEMS, INC.
February 18, 2009

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

Page
9.2 No Third Party Beneficiaries	48
9.3 Entire Agreement	48
9.4 Succession and Assignment	49
9.5 Counterparts and Facsimile Signature	49
9.6 Headings	49
9.7 Notices	49
9.8 Governing Law	50
9.9 Amendments and Waivers	50
9.10 Severability	51

Exhibit A – Opinion of Nixon Peabody LLP
Exhibit B – Opinion of the Buyer’s counsel
Exhibit C – Escrow Agreement
Exhibit D – Release
Exhibit E – Letter of Transmittal

- iii -

AGREEMENT AND PLAN OF MERGER
     Agreement entered into as of February 18, 2009 by and among Netezza Corporation, a Delaware corporation (the “Buyer”), Netezza Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), Tizor Systems, Inc., a Delaware corporation (the “Company”), and, for limited purposes under Article VI, the Indemnification Representative.
     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, certain of the stockholders of the Company will receive cash in exchange for their capital stock of the Company and other stock of the Company will be cancelled and extinguished.
     The parties intend that, as soon as practicable following the execution of this Agreement, certain stockholders of the Company will cause written consents to the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.
     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE MERGER
     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.
     1.2 The Closing. The Closing shall take place remotely via the exchange of executed documents, commencing at 1:00 p.m. (Boston time) on the Closing Date.
     1.3 Actions at the Closing. At the Closing:
          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;
          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;
          (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;
          (d) the MRA Recipients shall each deliver to the Buyer a general release of claims substantially in the form attached hereto as Exhibit D and the Buyer or Surviving Corporation (i) shall, in accordance with the Company’s typical payroll practices, pay pursuant to a special payroll set up to run within forty-eight (48) hours of the Closing to each of the MRA Retention Recipients such individual’s MRA Retention Recipient Initial Payment and to the

MRA Employee Recipient his MRA Employee Recipient Initial Payment, in each case subject to applicable tax withholding, and (ii) shall remit (by wire transfer, according to instructions sent in writing to the Buyer prior to the Closing) to the MRA Non-Employee Recipient such individual’s MRA Non-Employee Recipient Initial Payment.
          (e) the Buyer or the Surviving Corporation, either by wire or by check, according to instructions sent in writing to the Buyer prior to the Closing, shall remit to each Series A-1 Preferred Stockholder who has delivered as of the Closing Date the proper documentation set forth in Section 1.7, including a letter of transmittal in substantially the form attached hereto as Exhibit E (the “Letter of Transmittal”), such Indemnifying Stockholder’s portion of the Initial Purchase Price in accordance with Section 1.7; and
          (f) the Buyer, the Indemnification Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit with the Escrow Agent the amounts set forth in Section 1.9(a).
          (g) the Company shall deliver a flow of funds memorandum in a form acceptable to the Buyer.
     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to more fully give effect to the transactions contemplated by this Agreement.
     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:
          (a) Subject to the provisions of Section 1.6, each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive such holder’s Initial Per Share Purchase Price, plus such holder’s interest in the Escrow Fund, without any interest thereon.
          (b) Subject to the provisions of Section 1.6, each share of Series Z-1 Preferred Stock, Series Z-2 Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no portion of the Purchase Price shall be delivered in exchange therefor.
          (c) Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.
          (d) Each share of common stock, $0.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.001 par value per share, of the Surviving Corporation.

     1.6 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, the Dissenting Shares shall not be converted into or represent the right to receive the applicable portion of the Purchase Price unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Delaware General Corporation Law; and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the Delaware General Corporation Law. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the portion of the Purchase Price, if any, without any interest thereon pursuant to the terms of Section 1.5.
          (b) Prior to the Effective Time, the Company will not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the stockholders of the Company with respect to the Dissenting Shares. To the extent that the Buyer or the Surviving Corporation (i) is required to make any payment or payments in respect of any Dissenting Shares in excess of the applicable portion of the Purchase Price that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (together, “Dissenting Share Payments”), the Buyer shall be reimbursed the amount of such Dissenting Share Payment from the Escrow Fund in accordance with Article VI and the Escrow Agreement.
     1.7 Exchange of Certificates for Initial Purchase Price.
          (a) To the extent not already delivered or otherwise provided to a holder of Series A-1 Preferred Stock by the Company, promptly after the Effective Time, the Company shall deliver a Letter of Transmittal to each holder of Series A-1 Preferred Stock. Prior to or as soon as practicable after the Effective Time, each holder of shares of Series A-1 Preferred Stock shall deliver to the Buyer (i) a Letter of Transmittal and (ii) such holder’s Certificates.
          (b) Upon proper surrender by each Series A-1 Preferred Stockholder to the Buyer (or the Surviving Corporation) of a Letter of Transmittal and such holder’s Certificates in accordance with the instructions in the Letter of Transmittal, such holder shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) payment equal to the product of (i) the Initial Per Share Purchase Price multiplied by (ii) the number of shares of Series A-1 Preferred Stock represented by such Certificates. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the consideration, if any, provided for in Section 1.5.
          (c) If any portion of the Initial Purchase Price is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in a form reasonably acceptable to the Buyer by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Per Share Purchase Price for each share of Series A-1 Preferred Stock represented by such Certificate.
          (e) Neither the Buyer nor any Party shall be liable to a holder of Company Shares for any amount payable to such holder pursuant to Section 1.5 that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     1.8 Options and Warrants.
          (a) Prior to the Effective Time, the Company shall obtain from each holder of an outstanding Option who is an employee of the Company a release providing for a termination of each such Option effective as of the Effective Time to the extent it is not exercised prior to the Effective Time. Prior to the Effective Time, the Board of Directors of Company shall approve a resolution terminating all Company Stock Plans and all outstanding Options thereunder not yet exercised, effective immediately prior to the Effective Time, and shall send a written notice to all holders of outstanding Options setting forth the effective date of the termination of the Options.
          (b) Prior to the Effective Time, the Company shall obtain a termination letter from the Series A-1 Warrant Holder with respect to the Series A-1 Warrant and shall send notice of termination of the BlueCrest Warrant to the BlueCrest Warrant Holder.
     1.9 Escrow.
          (a) On the Closing Date, the Buyer shall deposit with the Escrow Agent an amount equal to the sum of:
               (i) $300,000, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement, which amount shall represent the sum of (i) the MRA Escrow Portion (which shall equal the MRA Payments multiplied by the Escrow Percentage) plus (ii) the Series A-1 Escrow Portion (which shall equal $300,000 less the MRA Escrow Portion); plus
               (ii) the amount equal to 50% of the aggregate Individual Retention MRA Payments for the MRA Retention Recipients, for the purpose of complying with the retention provisions of the Management Retention Agreements.
          (b) The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     1.10 Certificate of Incorporation and By-laws, Directors and Officers.
          (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety, pursuant to the Certificate of Merger, so that such Certificate of Incorporation is identical to the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.
          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.
          (c) The directors and officers of the Surviving Corporation immediately following the Effective Time shall be the directors and officers of the Transitory Subsidiary immediately prior to the Effective Time.
     1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for payment of the Initial Per Share Purchase Price in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.
     1.12 Withholding Obligations. The Buyer, the Surviving Corporation and the Escrow Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Indemnifying Stockholder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable U.S., state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Buyer, the Surviving Corporation or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Indemnifying Stockholder in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Escrow Agent, as the case may be. The Buyer, the Surviving Corporation and the Escrow Agent shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from each Indemnifying Stockholder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections. The Parties acknowledge that any reference herein to the Company delivering a document or item to Buyer means that a copy of that document or item was either sent to Buyer at its address as requested by Buyer, was electronically sent to the Buyer or was presented to a representative of the Buyer at the offices of the Company.
     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.
     2.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 83,798,082 shares of Common Stock, of which, as of the date of this Agreement, 895,067 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 66,816,647 shares of Preferred Stock, of which (A) 45,056,640 shares have been designated as Series A-1 Preferred Stock, of which, as of the date of this Agreement, 41,294,351 shares were issued and outstanding, (B) 5,093,360 shares have been designated as Series Z-1 Preferred Stock, of which, as of the date of this Agreement, 5,093,360 shares were issued and outstanding and (C) 16,666,647 shares have been designated as Series Z-2 Preferred Stock, of which, as of the date of this Agreement, 16,666,647 shares were issued and outstanding.
          (b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the record holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held of record by each stockholder, and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible. Section 2.2 of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

          (c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Common Stock issued to date under such Plan and the number of shares of Common Stock subject to outstanding options under such Plan and the number of shares of Common Stock reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option, the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Option, the exercise price, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all record holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.
          (d) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (e) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.
     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the stockholders of the Company, the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company have, by unanimous written consent of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the applicable provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws or other organizational documents of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party the right to terminate, materially modify or cancel or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of its respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets.
     2.5 Subsidiaries.
          (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
          (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary are held of record and owned beneficially by the Company, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any shares of capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.
          (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.
     2.6 Financial Statements and Accounting Matters.
          (a) The Company has provided to the Buyer the Financial Statements, which are set forth in Section 2.6(a) of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the consolidated financial condition, results of operations and cash flows of the Company and any Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and any Subsidiaries.
          (b) Levine, Katz, Nannis + Solomon, PC, the Company’s current auditor, is and has been at all times since its engagement by the Company (x) “independent” under generally accepted auditing standards issued by the AICPA and (y) in compliance with SAS No. 1, section 220 and the AICPA’s Code of Professional Conduct.
          (c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and any Subsidiary is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and any Subsidiary is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any action outside the Ordinary Course of Business.
     2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. No accounts payable of the Company as of the date hereof are past due.

     2.9 Tax Matters.
          (a) The Company and each of the Subsidiaries has properly filed on a timely basis all Tax Returns that it is and was required to file prior to the date hereof, and all such Tax Returns were true, correct and complete in all material respects. The Company and each of the Subsidiaries has properly paid on a timely basis all Taxes, whether or not shown on any Tax Returns, that were due and payable. All Taxes that the Company and each of the Subsidiaries is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Company and each of the Subsidiaries has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
          (b) The unpaid Taxes of the Company and each of the Subsidiaries for periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Company and each of the Subsidiaries of its operations in the Ordinary Course of Business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.
          (c) Neither the Company nor any of the Subsidiaries is or has ever been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor and any of the Subsidiaries has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise for any Taxes of any person or entity (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company or any of the Subsidiaries during a prior taxable period) other than the Company or any Subsidiary.
          (d) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(d) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company or any Subsidiary. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed.
          (e) Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.
          (f) Neither the Company nor any of its Subsidiaries is a party to any litigation relating to Taxes. The Company and each of the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code. The Company and each of the Subsidiaries has disclosed on its federal and state income Tax Returns all reportable transactions as defined in Treasury Regulation Section 1.6011-4 and, if applicable, comparable provisions under state law.
          (g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.
          (h) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (i) Neither the Company nor any of its Subsidiary has made any payments, is obligated to make any payments, nor is it a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).
          (j) None of the assets of the Company or of any Subsidiary (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (k) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany transaction or any excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company and each of the Subsidiaries currently utilize the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.
          (l) Neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.
          (m) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.
          (n) Section 2.9(n) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any Subsidiary’s nexus with such jurisdiction.
          (o) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under Section 341(f) of the Code.
          (p) To the knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien on the assets of the Company or any Subsidiary, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (q) The Company and each of the Subsidiaries has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Company or any Subsidiary and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

          (r) To the knowledge of the Company, neither the Company nor any Subsidiary has any liability under the escheat laws or any other laws of any jurisdiction relating to abandoned property.
          (s) Neither the Company nor any Subsidiary is bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
     2.10 Assets. The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company and the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, and has been maintained in accordance with what the Company reasonably deems to be normal industry practice, is in good operating condition and repair (subject to normal wear and tear).
     2.11 Owned Real Property. Neither the Company nor any Subsidiary has owned any real property.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, and to the knowledge of the Company is enforceable and in full force and effect;
          (b) such Lease will to the Company’s knowledge continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease;
          (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (e) there are no disputes, oral agreements or forbearance programs to which the Company is party and which are in effect as to any such Lease;
          (f) to the knowledge of the Company, all facilities lease or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

          (g) the Company has no knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease that would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.
     2.13 Intellectual Property.
          (a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.
          (b) Prosecution Matters. To the knowledge of the Company, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or threatened, with respect to any Patent Rights included in the Company Registrations. To the knowledge of the Company, the Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.
          (c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently, (ii) to Exploit the Internal Systems as they are currently used, and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted.
          (d) Protection Measures. The Company or the appropriate Subsidiary has taken what the Company reasonably deems to be reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To the Company’s knowledge, the Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person. The Company has actively policed the quality of all goods and services sold, distributed or marketed under the Trademark “Tizor” and has enforced adequate quality control measures to ensure that such Trademark shall not be deemed to be abandoned. In addition, the Company has no knowledge that any of its Trademarks, including any that it has licensed to others, have been or has been deemed to be abandoned.
          (e) Infringement by Company. None of the Customer Offerings, or the Exploitation thereof by the Company or the Subsidiaries or by any reseller, distributor, customer or user thereof, or any other activity of the Company or the Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party where the result would have a Company Material Adverse Effect. None of the Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their respective businesses, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party where the result would be a Company Material Adverse Effect. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (f) Infringement of Company Rights. To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
          (g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing Company Intellectual Property. Other than the Company’s standard indemnities to its customers with respect to Company Owned Intellectual Property set forth in Section 2.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

          (h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. To the knowledge of the Company and except as set forth in Section 2.13(h) of the Disclosure Schedule, no third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems as currently contemplated. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.
          (i) Source Code. Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company and Subsidiaries believe that they have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries or their escrow agent(s) or any other person to any third party.
          (j) Authorship. All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems has been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary.
          (k) Open Source Code. Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have utilized in any way that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge), and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or its Subsidiaries.

          (l) Employee and Contractor Assignments. Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary has an agreement with the Company in the standard form previously delivered to the Buyer.
          (m) Quality. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code inserted by the Company that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and the Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.
          (n) Support and Funding. The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
     2.14 Customers and Suppliers. Section 2.14 of the Disclosure Schedule sets forth a list of (a) each customer, the name and date of the relevant agreement associated with each customer and the amount of revenues accounted for by such customer during the fiscal year ended December 31, 2008 and (b) each supplier that is the sole supplier or licensor of any significant product, technology or service to the Company or a Subsidiary. No such customer or supplier has indicated to the Company within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary.
     2.15 Contracts.
          (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than twelve (12) months;
               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year or (B) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which the Company or any Subsidiary has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (vi) any agreement concerning confidentiality or noncompetition;
               (vii) any employment or consulting agreement;
               (viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;
               (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;
               (x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
               (xi) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any Subsidiary as currently conducted and as currently proposed to be conducted;
               (xii) any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xiii) any agreement which would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates following the Closing; and
               (xiv) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.
          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and to the knowledge of the

Company enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and to its knowledge enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement.
          (c) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened to the Company or initiated. To the Company’s knowledge, neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Governmental Entity) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
     2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are listed in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or known counterclaims. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable outstanding as of the date of this Agreement in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.
     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary will be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.
     2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.
     2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the applicable Subsidiary, which are set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and each Subsidiary in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future if its business were operated by the Company in the future in the Ordinary Course of Business.
     2.21 Employees.
          (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with his/her position, the office in which each employee is based and the compensation of each employee. Each current or past employee of the Company or any Subsidiary has entered into a confidentiality and assignment of inventions agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are to the Company’s knowledge not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. The Company and each Subsidiary are to its knowledge in compliance with all applicable laws relating to the hiring and employment of employees.
          (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has the Company or any Subsidiary experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

     2.22 Employee Benefits.
          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer. To the knowledge of the Company, all Company Plans comply with applicable law .
          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, each Subsidiary and each ERISA Affiliate has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder. All material filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.
          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.
          (d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and, to the knowledge of the Company, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.
          (e) To the knowledge of the Company, none of the Company, any Subsidiary, or any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, or been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company, any Subsidiary nor any ERISA Affiliate has liability as a “successor employer” under ERISA or applicable law.
          (f) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

          (g) To the Company’s knowledge, no act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor to the Company’s knowledge will the transactions contemplated by this Agreement give rise to any such liability.
          (h) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
          (i) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.
          (j) Section 2.22(j) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.
          (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (l) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1.

     2.23 Environmental Matters.
          (a) To the Company’s knowledge, each of the Company and the Subsidiaries has complied with all applicable Environmental Laws, and real property currently or previously owned by any one of them complies and has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. Neither the Company nor any Subsidiary has or may have any material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
          (b) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
     2.24 Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and has at all times conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company and the Subsidiaries that are material to its business. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted except where the failure to have such would not have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in material compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no known basis for believing that such Permit will not be renewable upon expiration.
     2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company (i) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (ii) to the knowledge of the Company, has any claim or cause of action against the Company or any Subsidiary, or (iii) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     2.27 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
     2.29 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement at the Closing, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY
     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
     3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.
     3.3 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.
     3.4 Investment Experience. The Buyer is an informed and sophisticated entity, and has experience in the evaluation and acquisition of companies such as the Company. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Buyer has received all materials relating to the business of the Company that its has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Nothing in this Section 3.4 shall be deemed to limit the representations in Article II or the Buyer’s right to rely on them.
ARTICLE IV
COVENANTS
     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied. In addition, the Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.
     4.2 Stockholder Approval.
          (a) Upon execution of this Agreement by all parties hereto (“Signing”), the Company shall use all commercially reasonable efforts to (i) secure and cause to be filed with the Company, within two hours of Signing, a written consent of stockholders of the Company, acting in accordance with Section 228 of the Delaware General Corporation Law, constituting the Requisite Stockholder Approval, (ii) mail a written notice and Disclosure Statement to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which disclosure statement shall include a copy of such

Section 262) and (iii) deliver to the Buyer a copy of such written consent of the stockholders of the Company accompanied by (A) a certificate duly executed on behalf of the Company by its Secretary certifying that the Requisite Stockholder Approval has been obtained and (B) an affidavit of mailing, duly executed by the Secretary of the Company, certifying that the notice and disclosure statement specified in clause (ii) above has been mailed to all stockholders of the Company that did not execute the written consent referred to in clause (i) above. The Disclosure Statement shall be reasonably acceptable to the Buyer.
          (b) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
     4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer, take, or agree to take, any of the following actions:
          (a) issue or sell any stock or other securities, options, warrants or rights to acquire such stock or securities of the Company (except pursuant to the exercise of Options or Warrants or conversion of shares of Preferred Stock outstanding on the date hereof), or amend any of the terms of any Options or Warrants, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);
          (b) issue or sell any stock or other securities of any Subsidiary;
          (c) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
          (d) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
          (e) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k); except for normal increases in the Ordinary Course of Business for employees who are not executives or Affiliates, increase the compensation or benefits of, or materially modify the employment terms of, its directors or employees, or pay any bonus or other benefit to its directors or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule); or hire any new employees, except in the Ordinary Course of Business;
          (f) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;
          (g) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
          (i) amend its Certificate of Incorporation or By-laws;
          (j) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;
          (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Sections 2.12, 2.13, 2.14 or 2.15 of the Disclosure Schedule;
          (l) make or commit to make any capital expenditure;
          (m) institute or settle any Legal Proceeding; or
          (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied.
     4.4 Access to Information. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. The Company shall make its management available to representatives of the Buyer as reasonably requested by the Buyer. The Company shall, at the request of the Buyer, introduce the Buyer to the Company’s principal suppliers, customers and employees to facilitate discussions between such parties and the Buyer in regard to the Buyer’s conduct of the business of the Company following the Closing.
     4.5 Exclusivity.
          (a) Through and including February 28, 2009, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.
          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending as of Signing that the Company is terminating such discussions or negotiations.
          (c) If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
     4.6 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (it being agreed that any legal fees and expenses of Nixon Peabody LLP and Steve Cagnetta, Esq. due as of the Closing, upon receipt by the Buyer of a notice from each such counsel confirming the amount represents the total amount due and payable to such counsel as of the Closing Date, shall be paid by the Company at Closing.
     4.7 Purchase Price Calculation. Promptly upon Signing, the Company shall deliver to the Buyer a written notice setting forth the Company’s calculation of the Purchase Price in accordance with the definition set forth in Article VIII, accompanied by supporting documentation for the amount of all of the components of such calculation. The Buyer and the Company shall in good faith discuss and attempt to resolve any questions or disagreements the Buyer may have with respect to such calculation. If any such questions or disagreements have not been resolved on the scheduled Closing Date as defined in Article VIII, the Closing Date shall be postponed until they are resolved. The Purchase Price shall be calculated as of the day prior to Closing based on actual or estimated amounts as of Closing.
     4.8 FIRPTA Tax Certificates. Prior to Closing, the Company shall have delivered or caused to be delivered to the Buyer a certification that the Company is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Company has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the Purchase Price by an amount equal to any required withholding Tax under Section 1445 of the Code.
     4.9 Indemnification. The Buyer shall not, for a period of three years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.
     4.10 Insurance. The Company shall arrange for the premium currently paid for the existing directors’ and officers’ liability insurance coverage to be paid upon Closing in order to provide for an extended reporting period endorsement under such policy for the Company’s directors and officers in a form reasonably acceptable to the Company that shall provide such directors and officers with coverage for five (5) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The Buyer shall pay $13,125 for this coverage and shall be entitled to retain in full the return premium of $11,464 when such refund is received.
     4.11 Company Audit. The Surviving Corporation shall, promptly following the Effective Time,  engage PricewaterhouseCoopers LLP to audit the Company’s financial statements for the fiscal year ended December 31, 2008, with such audit to be completed after the Closing.  No cost, expense or liability associated with the engagement of this firm or the audit process by that firm or amounts owed to that firm shall be the responsibility of the Indemnifying Stockholders or the Company.
     4.12 Employee Matters. The employees of the Company immediately prior to the Closing shall continue to be employed as at will employees of the Surviving Corporation immediately following the Closing.
ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER
     5.1 Condition to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to this Agreement and the Merger having received the Requisite Stockholder Approval.
     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:
          (a) the Agreement and the Merger shall have received the written consent or affirmative vote of the holders of (i) at least 95% of the then outstanding Company Shares and (ii) 100% of the Series A-1 Preferred Stock;
          (b) the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, that are required on the part of the Company or the Subsidiaries in connection with the Merger set forth on Schedule 5.2;

          (c) the Company shall have canceled all outstanding Options and Warrants (other than those exercised prior to the Effective Time) and shall have delivered to the Buyer documentation of such cancellations reasonably satisfactory to the Buyer;
          (d) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (e) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (f) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (g) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;
          (h) all employees of the Company shall have entered into an offer letter or employment agreement with the Buyer and the Buyer’s standard form of Invention and Non-disclosure Agreement and Non-Competition and Non-Solicitation Agreement;
          (i) the Buyer shall have received from Nixon Peabody LLP as counsel to the Company an opinion in substantially the form attached hereto as Exhibit A, addressed to the Buyer and dated as of the Closing Date; and
          (j) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:
          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing;
          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) the Buyer shall have delivered to the Company the Buyer Certificate;
          (e) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in substantially the form attached hereto as Exhibit B, addressed to the Company and dated as of the Closing Date; and
          (f) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by the Indemnifying Stockholders. The Indemnifying Stockholders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or the Company Certificate;
          (b) any failure to perform any covenant or agreement of the Company that was to have been performed or complied with at or prior to the Closing and that is contained in this Agreement or any other agreement or instrument executed and delivered by the Company to the Buyer prior to or at the Closing;
          (c) any failure of any holder of Series A-1 Preferred Stock to have good, valid and marketable title to the issued and outstanding Series A-1 Preferred Stock issued in the name of such person or entity, free and clear of all Security Interests;

          (d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive their portion of the Purchase Price pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law); (iii) any rights under the Certificate of Incorporation or By-laws of the Company arising prior to the Closing; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or
          (e) any Dissenting Share Payments.
     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate; or
          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary (or, after the Closing, of the Surviving Corporation) contained in this Agreement or any other agreement or instrument executed and delivered by the Buyer or the Transitory Subsidiary to the Company prior to or at the Closing.
     6.3 Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving Taxes, criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action; provided that for the purposes of clause (i), the Indemnified Party shall only be entitled to fees and expenses of counsel only if the indemnification claim by the Indemnified Party relating to such Third Party Action is a valid claim. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration and the procedures to be followed in connection therewith. In the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, either Party may seek resolution of such Dispute in a court having jurisdiction over the Parties and the matter. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Indemnity Escrow shall be disbursed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).
          (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation upon prior notice to, but without requiring consent from, the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).
          (f) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representative, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI. The Indemnification Representative may resign at any time by providing written notice in advance to the Buyer and the Indemnifying Stockholders. In the event of the resignation of the Indemnification Representative, a successor Indemnification Representative shall be appointed by the resigning Indemnification Representative or, absent its appointment or in the case of the death or permanent disability of the Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a percentage vote equal to the percentage interest in the Indemnity Escrow set forth opposite such Indemnifying Stockholder’s name on the Escrow Interest Table, attached to the Escrow Agreement as Attachment B, as may be amended from time to time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term “Indemnification Representative” as used herein shall be deemed to include successor Indemnification Representatives.
     6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Sections 6.1(a) and 6.2(a) shall survive the Closing and shall expire on the date one year following the Closing Date. Subject to Section 6.5(b), (a) the indemnification agreements in Sections 6.1(b) and 6.1(e) shall survive the Closing and shall expire on the date three years following the Closing Date and (b) the indemnification agreement in Section 6.1(d) shall survive the Closing and shall expire on the date two years following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
     6.5 Limitations.
          (a) Except as specifically set forth in this Section 6.5, (i) the aggregate liability of the Indemnifying Stockholders for Damages under Section 6.1 shall not exceed $300,000 and recovery shall in all cases be limited to the Indemnity Escrow and (ii) the Indemnifying Stockholders shall not be liable under Section 6.1 unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1 exceed $22,500 (at which point the Indemnifying Stockholders shall become liable only for amounts in excess of such amount).

          (b) Notwithstanding Section 6.5(a), (i) any Damages arising from the fraud of any or all Indemnifying Stockholders shall survive the periods set forth in Section 6.4 and shall not be subject to the limitations set forth in Section 6.5(a) and each Indemnifying Stockholder shall be liable, severally and not jointly, for any and all Damages resulting from, relating to or arising out of such Indemnifying Stockholder’s fraudulent acts or omissions, (ii) each Indemnifying Stockholder shall be liable, severally and not jointly, for Damages covered by Section 6.1(c) as to that Indemnifying Stockholder’s Company Shares only up to the portion of the Purchase Price paid or payable to such Indemnifying Stockholder (and the other Indemnifying Stockholders shall be liable for claims under Section 6.1(c) only to the extent of their share of the Indemnity Escrow) and the Buyer shall first seek recovery from such Indemnifying Stockholder before seeking to recover against the Indemnity Escrow, (iv) each Indemnifying Stockholder shall be liable severally, and not jointly, for Damages covered by Section 6.1(d); provided that the maximum aggregate liability for such a claim shall be the Purchase Price; and (v) liability of the Indemnifying Stockholders for claims of fraud by the Company or its representatives shall be several and not joint and shall be limited to the portion of the Purchase Price paid or payable to each Indemnifying Stockholder.
          (c) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed $300,000 and (ii) the Buyer shall not be liable under this Article VI unless and until the aggregate Damages for which it would otherwise be liable under Article VI exceed $22,500 (at which point the Buyer shall become liable for only amounts in excess of such amount).
          (d) The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement. Except as provided in Section 6.4 and Section 6.5(b), the rights of the Buyer under this Article VI shall be limited to the Indemnity Escrow and the Escrow Agreement shall be the exclusive means for the Buyer to enforce such rights.
          (e) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.
          (f) After the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
ARTICLE VII
TERMINATION
     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may immediately terminate this Agreement by giving written notice to the Company in the event that the Company has breached any of the covenants set forth in Section 4.2 hereof;
          (c) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (d) or (e) of Section 5.2 not to be satisfied and (ii) is not cured within 10 days following delivery by the Buyer to the Company of written notice of such breach;
          (d) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 10 days following delivery by the Company to the Buyer of written notice of such breach;
          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before February 28, 2009 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);
          (f) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before February 28, 2009 by reason of the failure of any condition precedent under Section 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or
          (g) either of the Buyer or the Company may terminate this Agreement by giving written notice to the other Party by reason of the Parties not agreeing on the calculation of the Purchase Price with ten (10) days of the date of this Agreement.
     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination).
ARTICLE VIII
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “BlueCrest Warrant” shall mean the warrant issued by the Company to BlueCrest Venture Finance Master Fund Limited originally issued September 14, 2007 and reissued in February 2008.
     “BlueCrest Warrant Holder” shall mean BlueCrest Venture Finance Master Fund Limited.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificate of Merger” shall mean a certificate of merger or other appropriate documents prepared and executed in accordance with Sections 103 and 251 of the Delaware General Corporation Law.
     “Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares.
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean February 18, 2009; provided that if all of the conditions to the obligations of the Parties to consummate the Merger (excluding the delivery at the Closing of the documents set forth in Article V) have not been satisfied or waived by such date or agreement on the Purchase Price under Section 4.7 has not been reached, the Closing Date shall be the date that is two business days after the satisfaction or waiver of all of such conditions (excluding the delivery at the Closing of any of the documents set forth in Article V) or agreement on the Purchase Price under Section 4.7.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock” shall mean the common stock, $0.00001 par value per share, of the Company.
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.
     “Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.
     “Company Intellectual Property” shall mean shall the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
     “Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.
     “Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole , or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing.
     “Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.
     “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.
     “Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.
     “Company Shares” shall mean shares of the Common Stock and shares of the Preferred Stock together.
     “Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.
     “Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.
     “Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.

     “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future.
     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.
     “Disclosure Statement” shall mean a written proxy notice of appraisal rights as required by Delaware General Corporation Law, in a form acceptable to the Buyer.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who did not vote such Company Shares in favor of the adoption of this Agreement pursuant to Section 228 of the Delaware General Corporation Law and who complies with all of the relevant provisions of Section 262 of the Delaware General Corporation Law with respect to which appraisal may be or shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law.
     “Dissenting Share Payments” shall have the meaning set forth in Section 1.6(b).
     “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
     “Effective Time” shall mean the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of

ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     “Employer Gross-up” shall mean the amount allocated from the Purchase Price to cover employer taxes on the payments to the MRA Retention Recipients and the initial payment to the MRA Employee Recipient.
     “Employer Gross-up Percentage” shall mean 7.65%.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.
     “Escrow Agent” shall mean Wells Fargo Bank, N.A.
     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit C.
     “Escrow Fund” shall mean the funds established pursuant to the Escrow Agreement, including the Indemnity Escrow and the Management Retention Escrow.
     “Escrow Percentage” shall mean $300,000 divided by the amount of the Purchase Price.

     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.
     “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Financial Statements” shall mean:
          (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2007; and
          (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended as of the Most Recent Balance Sheet Date.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “Indemnification Representative” shall mean Longworth Venture Partners II-A, L.P., unless changed by written notice to the Buyer from Longworth Venture Partners II-A, L.P. or its successor.
     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Indemnifying Stockholders” shall mean collectively the holders of Series A-1 Preferred Stock as of the Closing and the MRA Recipients.
     “Indemnity Escrow” shall mean the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.9(a)(i) and any interest thereon.
     “Individual Employee MRA Payment” shall mean the sum of:
(a) 1.5% of the Purchase Price PLUS
(b) the amount equal to: (i) the Employer Gross-up Percentage multiplied by (ii) the amount determined under clause (a).
     “Individual Non-Employee MRA Payment” shall mean 1% of the Purchase Price.
     “Individual Retention MRA Payment” shall mean the sum of:

(a) the amount payable to such MRA Retention Recipient under such recipient’s Management Retention Agreement, as set forth on Schedule 1.3(d) PLUS
(b) the amount equal to the Employer Gross-up Percentage multiplied by the amount determined under clause (a).
     “Initial Per Share Purchase Price” shall mean the Initial Purchase Price divided by the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.
     “Initial Purchase Price” shall mean the Purchase Price LESS the sum of:
               (a) the MRA Payments (which includes the allocation for the Employer Gross-up) PLUS
               (b) the Series A-1 Escrow Portion.
     “Intellectual Property” shall mean the following subsisting throughout the world:
     (a) Patent Rights;
     (b) Trademarks and all goodwill in the Trademarks;
     (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
     (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;
     (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
     (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
     “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site.
     “Knowledge”, “known to”, or similar terms, when used in this Agreement to qualify any representation or warranty, means in the case of the Company, the actual knowledge of the executive officers and senior IP staff members of the Company, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.
     “Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Letter of Transmittal” shall have the meaning set forth in Section 1.3(e).
     “Management Retention Agreements” shall mean collectively (i) the retention agreements between the Company and each of Pratyush Moghe, Richard Geremia and Peter Smith dated as of November 5, 2008 and between the Company and Bradley Rosenblum, dated as of November 5, 2008 and amended as of January 8, 2009 and (ii) the Engagement Letter by and between the Company and Scot Sedlacek dated as of January 8, 2009.
     “Management Retention Escrow” shall mean the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.9(a)(ii) and any interest thereon.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.
     “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of December 31, 2008.
     “Most Recent Balance Sheet Date” shall mean December 31, 2008.
     “MRA Employee Recipient” shall mean Bradley Rosenblum.

     “MRA Employee Recipient Initial Payment” shall mean the recipient’s Individual Employee MRA Payment LESS the product of (a) the Escrow Percentage multiplied by (b) such recipient’s Individual Non-Employee MRA Payment, as set forth in Schedule 1.3(d).
     “MRA Escrow Portion” shall equal the MRA Payments multiplied by the Escrow Percentage.
     “MRA Non-Employee Recipient” shall mean Scot Sedlacek.
     “MRA Non-Employee Recipient Initial Payment” shall mean such recipient’s Individual Non-Employee MRA Payment LESS the product of (1) the Escrow Percentage multiplied by (2) such recipient’s Individual Non-Employee MRA Payment, as set forth in Schedule 1.3(d).
     “MRA Payments” shall mean the aggregate amount of the Individual Retention MRA Payments, the Individual Employee MRA Payment and the Individual Non-Employee MRA Payment, as set forth in Schedule 1.3(d).
     “MRA Recipients” shall mean collectively the MRA Retention Recipients, the MRA Employee Recipient and the MRA Non-Employee Recipient.
     “MRA Retention Recipients” shall mean Pratyush Moghe, Richard Geremia and Peter Smith.
     “MRA Retention Recipient Initial Payment” shall mean the Individual Retention MRA Payment of such MRA Retention Recipient LESS the sum of:
(a) the product of (1) the Escrow Percentage multiplied by (2) such recipient’s Individual Retention MRA Payment, PLUS
(b) 50% of such recipient’s Individual Retention MRA Payment, as set forth in Schedule 1.3(d).
     “Non-Controlling Party” shall mean the party not controlling the defense of any Third Party Action.
     “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
     “Option” shall mean each option to purchase or acquire Company Shares.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.

     “Patent Rights” shall mean all issued patents, patent applications and issued certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Preferred Stock” shall mean collectively the shares of Series A-1 Preferred Stock, Series Z-1 Preferred Stock and Series Z-2 Preferred Stock.
     “Purchase Price” shall mean:
     (a) $3,125,000;
     LESS
     (b) the sum of the amount of the following outstanding liabilities of the Company and the Subsidiaries as the Closing: (i) any fees owed to any broker or investment banker with respect to the Merger; (ii) amounts owed under any short term convertible note or with respect to any accrued interest; (iii) any tax liabilities owed from periods prior to the Closing Date; (iv) any bonuses to be paid as a result of the Merger; (v) any severance, change in control and retention payments and the like to be made in connection with the Merger (excluding the amounts payable under the Management Retention Agreements, and for avoidance of doubt, the severance owed to Mr. Rosen); (vi) any amounts owed with respect to any accounts receivable of the Company that, as of the Signing, have been outstanding for more than 90 days; (vii) any accounts payable or accrued liabilities not incurred in the Ordinary Course of Business; (viii) any legal fees owed to Nixon Peabody LLP and Steve Cagnetta, Esq. as of Closing or paid pursuant to Section 4.6, (ix) $125,000 for the estimated fees payable by the Company for the audit of the Company’s financials for the fiscal year ended December 31, 2008 pursuant to Section 4.11 and (x) fifty percent (50%) of the severance payments owed to Mr. Rosen as of the Closing;
     PLUS
     (c) fifty percent (50%) of the amount of cash, including restricted cash and cash deposits, of the Company as of the Closing.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable in light of the circumstances and the resources of the person involved.
     “Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding Company Shares entitled to vote on this Agreement and the Merger.
     “Response” shall mean a written response containing the information provided for in Section 6.3(c).

     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
     “Series A-1 Escrow Portion” shall mean the portion of the Purchase Price payable to the holders of the Series A-1 Preferred Stock that is subject to escrow, as set forth in Section 1.9(a)(ii).
     “Series A-1 Preferred Stockholders” shall mean the stockholders of record of Series A-1 Preferred Stock immediately prior to the Effective Time
     “Series A-1 Preferred Stock” shall mean Series A-1 Convertible Preferred Stock of the Company, $0.00001 par value per share.
     “Series A-1 Warrant” shall mean the warrant for shares of Series A-1 Preferred Stock issued by the Company to Longworth Venture Partners II-A, L.P., originally issued November 20, 2007 and reissued January 31, 2008.
     “Series A-1 Warrant Holder” shall mean Longworth Venture Partners II-A, L.P.
     “Series Z-1 Preferred Stock” shall mean Series Z-1 Convertible Preferred Stock of the Company, $0.00001 par value per share.
     “Series Z-2 Preferred Stock” shall mean Series Z-2 Convertible Preferred Stock of the Company, $0.00001 par value per share.
     “Signing” shall have the meaning set forth in Section 4.2(a) hereof.
     “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.
     “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     “Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.
     “Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.
ARTICLE IX
MISCELLANEOUS
     9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.
     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning payment of the Purchase Price and the provisions of Article VI concerning indemnification are intended for the benefit of the Indemnifying Stockholders.
     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and the exclusive representations and warranties made by the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the confidentiality provisions of the letter of intent dated January 9, 2009 between the Buyer and the Company shall remain in effect.
     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.4 is void.
     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:

Tizor Systems, Inc.	Nixon Peabody LLP
5 Clock Tower Place	100 Summer Street
Suite 400	Boston, MA 02110
Maynard, MA 01754	Attn: Jonathan R. Karis, Esq.
Attn:

If to the Indemnification Representative:	Copy to:

Longworth Venture Partners II-A, L.P.	Nixon Peabody LLP
1050 Winter Street, Suite 2600	100 Summer Street
Waltham, MA 02451	Boston, MA 02110
Attn: Nilanjana Bhowmik	Attn: Jonathan R. Karis, Esq.

If to the Buyer or the Transitory Subsidiary:	Copy to:

Netezza Corporation	Wilmer Cutler Pickering Hale and Dorr LLP
26 Forest Street	60 State Street
Marlborough, MA 01752	Boston, MA 02109
Attn: Chief Financial Officer	Attn: Patrick J. Rondeau, Esq.
     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     9.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts; provided that all provisions in this Agreement relating to the authorization, effectuation and effect of the Merger shall be governed by the laws of the State of Delaware.
     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
[Remainder of the page intentionally blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NETEZZA CORPORATION
By:	/s/ James Baum
	Name:	James Baum
	Title:	President and Chief Executive Officer

NETEZZA HOLDING CORP.
By:	/s/ James Baum
	Name:	James Baum
	Title:	President and Chief Executive Officer

[Signature page to Merger Agreement]

TIZOR SYSTEMS, INC.
By:	/s/ Pratyush Moghe
	Name:	Pratyush Moghe
	Title:	President and Chief Executive Officer
[Signature page to Merger Agreement]

INDEMNIFICATION REPRESENTATIVE solely for purposes of Article VI LONGWORTH VENTURE PARTNERS II-A, L.P.
By:	/s/ Peter R. Roberts
	Name:	Peter R. Roberts
	Title:	Manager

[Signature page to Merger Agreement]